Exhibit 3.1

CERTIFICATE OF FORMATION
OF
1776 PORTFOLIO REIT MERGER SUB, LLC

This Certificate of Formation of 1776 Portfolio REIT Merger Sub, LLC (the “Company”), dated as of August 22, 2023, is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

1.          Name.  The name of the limited liability company formed hereby is 1776 Portfolio REIT Merger Sub, LLC.

2.          Registered Office.  The address of the registered office of the Company in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, New Castle County.

3.          Registered Agent.  The name and address of the registered agent of the Company in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, New Castle County.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Timothy Nolen Taylor
Name:	Timothy Nolen Taylor
Title:	Authorized Person